EXHIBIT 99.1

        FHN Reports Financial Results for Second Quarter 2004

    MEMPHIS, Tenn.--(BUSINESS WIRE)--July 21, 2004--First Horizon
National Corporation (NYSE:FHN):

    --  Retail/Commercial Banking pre-tax earnings more than doubled

    --  Loans grew 20 percent and asset quality continued to improve

    --  Mortgage Banking transitioned to lower refinance activity

    -- Capital Markets' fixed income sales declined due to anticipation of rising interest rates

    --  Return on equity was 25.5 percent and return on assets was
        1.75 percent

    First Horizon National Corporation (FHN), formerly First Tennessee National Corporation, announced financial results for second quarter 2004.
    Earnings for second quarter 2004 were $118.4 million, or $.92 diluted earnings per share compared to earnings of $118.4 million, or $.90 diluted earnings per share for second quarter 2003. For the six months ended June 30, 2004, earnings were $237.7 million, or $1.84 diluted earnings per share compared to $237.4 million, or $1.81 diluted earnings per share for 2003.
    As previously disclosed this quarter's earnings include the adoption of SAB No. 105, which prohibits the inclusion of estimated servicing cash flows within the valuation of interest rate lock commitments under SFAS No. 133. FHN previously included a portion of the value of the associated servicing cash flows when recognizing loan commitments at inception and throughout its life. The adoption of SAB No. 105 created an accounting change in second quarter 2004 and lowered earnings by $8.4 million and diluted earnings per share by $0.04. This impact is a one-time change and will not affect the ongoing economic value of this business.
    "We are continuing to execute our expansion strategies, including investing in key businesses, while transitioning to the rising interest rate environment," said Chairman and CEO Ken Glass. "As a result, earnings per share grew seven percent if adjusted for the unfavorable impact from the adoption of the one-time accounting change. These results reflect a healthy mix of businesses led by the strong performance of Retail/Commercial Banking which overcame the significant reductions in mortgage refinance activity and fixed income securities sales experienced in other business lines."
    Return on average shareholders' equity and return on average assets were 25.5 percent and 1.75 percent, respectively, for second quarter 2004 compared to 26.5 percent and 1.89 percent for second quarter 2003. For the six months ended June 30, 2004, return on average shareholders' equity and return on average assets were 25.5 percent and 1.83 percent, respectively, compared to 27.1 percent and
1.98 percent for 2003. Total assets were $27.3 billion, shareholders' equity was $1.9 billion and market capitalization was $5.7 billion on June 30, 2004, compared to $27.9 billion, $1.8 billion and $5.6 billion, respectively, on June 30, 2003.
    "We are well-positioned for continued growth as we execute our existing strategy," concluded Glass. "As one of the few leading independent financial services organizations to offer a diverse portfolio of financial products and services in niche markets, and based on an absolute commitment to customer service, we are poised to leverage our existing national footprint and generate additional cross-sell opportunities to our targeted customers. Thanks to the efforts of our engaged employees, we are well on the way to achieving our vision of being a premier national financial services company continuing to produce industry-leading levels of profitability and growth."

    QUARTERLY PERFORMANCE HIGHLIGHTS

    As previously announced, FHN has adapted its segments to reflect the common activities and operations of aggregated business segments across the various delivery channels. Prior periods have been restated for comparability. Detailed descriptions of the new segments are provided in Table A-8.

    Retail/Commercial Banking

    Pre-tax earnings grew from $46.2 million to $101.7 million as national expansion initiatives created further advances in cross-selling (penetration of the national customer base who have purchased multiple financial services has now increased to 34 percent), market penetration in Tennessee markets continued to increase, asset quality improved, fee income sources rebounded, and efficiency improvements were realized.
    Loan growth of 20 percent reflected strength in consumer and construction lending, which are leveraging FHN's national footprint, as well as renewed signs of commercial loan growth. Checking and savings account balances grew 5 percent as the introduction of convenient hours and free checking in the Tennessee and Virginia markets has accelerated product sales. As a result of this product growth net interest income related to retail/commercial banking activities grew 16 percent over second quarter last year.
    Noninterest income grew 12 percent to $121.4 million and represented 42 percent of revenues. Merchant processing fees grew 40 percent as an improving economy helped increase travel activity and several small acquisitions were completed. Sales of investments and asset management fees also experienced double-digit growth as financial planning initiatives continued to position FHN as a primary provider of wealth management products and services.
    Net charge-offs fell to 30 basis points, reflecting the reduced risk in the loan portfolio due to the economic recovery and a change in the loan mix which resulted in a $15.6 million reduction in provision for loan losses. The efficiency ratio for retail/commercial banking activities has consistently shown improvement over the last five quarters as discretionary spending has been reduced and the returns on last year's investments and process initiatives continue to pay off. Additionally, this quarter's results include $2.5 million incremental investment spending on the Middle Tennessee and Northern Virginia market expansion plans.

    Mortgage Banking

    Pre-tax earnings decreased from $103.9 million to $46.4 million, which included the unfavorable $8.4 million impact from the one-time accounting change related to SAB No. 105. The remaining $49.1 million decrease in earnings was primarily driven by declining origination revenues due to a drop in refinancing activities and the emergence of competitive pricing pressures. Partially offsetting the decline in origination revenues was an improvement in servicing profitability due to reduced impairment expense and lower operating expenses as activity levels fell.
    Mortgage originations volume fell 41 percent to $8.9 billion, as refinancing volume declined from 76 percent of total originations in the second quarter of 2003 to 47 percent this quarter. Additionally, margins on loans sold decreased as competitive pressures in the market unfavorably impacted origination revenue by $16.2 million. In contrast to the reduction in refinancings, home purchase originations increased 29 percent as the sales force continued to grow at a double-digit pace and the focus of the sales force continued to shift from refinance to purchase business. As a result of these impacts and the $8.4 million impact from SAB No. 105, origination revenues decreased $91.5 million.
    The servicing macro hedge, the natural offset to fluctuations in refinance origination revenues, performed as expected with servicing net revenues improving from a loss of $25.5 million in 2003 to $14.5 million net revenue in 2004. Total fees associated with mortgage servicing increased 26 percent to $54.1 million due to growth in the servicing portfolio and the favorable impact of lower prepayment activity. The mortgage-servicing portfolio was $72.2 billion on June 30, 2004, an increase of 13 percent from $64.0 billion on June 30, 2003. Additionally, as a result of improvements in processes and technology, productivity improved resulting in a 24 percent reduction of servicing costs. MSR net hedge gains decreased 90 percent to $4.0 million from $39.0 million. This decline, predominantly driven by generally higher interest rates combined with significant changes in the shape of the yield curve, includes an unfavorable change in hedge ineffectiveness of $27.6 million creating a $13.1 million loss this quarter, compared to $14.5 million of earnings in 2003. However, MSR impairment decreased $72.7 million, including the effect of the restratification of the servicing portfolio tranches, triggered by the impact that rising interest rates had on the predominant risk characteristics of the mortgage servicing rights (MSR) portfolio, resulting in reduced impairment of $15.4 million.
    Operating expenses improved $5.9 million reflecting the overall decline in activity levels.

    Capital Markets

    Pre-tax earnings declined from $44.7 million to $25.0 million primarily due to a reduction in fixed income securities sales, net of a related decline in commissions and incentives. In anticipation of the Fed's initial interest rate hike, fixed income investors delayed their purchases. In addition to this impact, last year's second quarter was favorably impacted by higher cashflows from the prepayments of mortgage backed products and agency calls. As a result of these impacts, revenues from fixed income sales to depository and non-depository investors fell $49.8 million. Revenues from other fee sources includes fee income from activities such as investment banking, equity research, portfolio advisory and the sale of bank owned life insurance. These revenues fell $7.6 million from last year's peak second and fourth quarters primarily due to a decline in the volume of trust preferred issuances.
    Revenues from depository institutions represented 34 percent of capital markets noninterest income in 2004 compared to 41 percent in 2003, and revenues from non-depository institutions represented 23 percent of income in 2004 compared to 26 percent in 2003. Revenues from other products and services represented 43 percent of capital markets noninterest income in 2004 compared to 33 percent in 2003.

    Corporate

    The Corporate segment improved from a $23.2 million pre-tax loss last year to a $3.5 million pre-tax loss this quarter. Reduced discretionary spending helped lower expenses $15.3 million to $10.2 million. Security portfolio restructurings and venture capital gains resulted in $2.9 million in gains this quarter versus a $1.1 million net loss last year. Additionally, the Corporate business segment now includes the funding function for the corporation and any impact from balance sheet positioning. Net interest income improved $.8 million since last year's second quarter due to balance sheet restructurings to take advantage of the higher interest rate environment.

    INCOME STATEMENT

    Revenue

    Total revenue decreased 13 percent to $565.9 million in second quarter 2004 from $647.5 million in second quarter 2003. Noninterest income provides the majority of FHN's revenue and contributed 62 percent to total revenue in second quarter 2004 compared to 69 percent in second quarter 2003.

    Net Interest Income

    During second quarter 2004 net interest income increased 6 percent to $213.6 million from $200.9 million in 2003. Net interest income was positively impacted by growth in the retail and commercial lending portfolios. First National Bank of Springdale (FNB), which was divested on December 31, 2003, contributed $2.8 million to net interest income in second quarter 2003. Net interest income was negatively impacted by compression in the net interest margin, which decreased to 3.63 percent for second quarter 2004 from 3.74 percent for second quarter 2003, primarily due to the repricing of assets to lower yields while liability rates were less sensitive to rate movements, and due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. Investment yields declined as accelerated prepayments of investments in mortgage-backed securities were reinvested in 2003 at lower rates.
    In the near-term, a decline in prepayment volume and a slowdown in the repricing of the commercial and retail loan portfolios coupled with steps management has taken to manage the interest rate sensitivity position of the company should result in a more stable net interest margin. Over the long-term, FHN's strategies to manage the interest rate sensitivity of the balance sheet position are designed to allow the net interest margin to improve in a higher interest rate environment.

    Noninterest Income

    Second quarter 2004 noninterest income decreased 21 percent to $352.3 million from $446.6 million in 2003. The decline in noninterest income resulted from the contraction in mortgage banking and capital markets revenues, which fell $108.7 million in total. All other noninterest income categories grew 13 percent, or $14.4 million. This growth was led by merchant processing noninterest income, which increased 40 percent, or $5.6 million, primarily due to acquisitions as transactions processed increased 21 percent. In second quarter 2004, sales of securities resulted in net security gains of $3.2 million compared to net security losses of $.7 million in 2003.

    Noninterest Expense

    Total noninterest expense for second quarter 2004 decreased 14 percent to $384.0 million from $448.4 million in 2003. Noninterest expense in second quarter 2003 included approximately $25 million of discretionary spending on performance enhancing initiatives.
    Personnel expense decreased 15 percent to $238.4 million from $279.3 million in 2003. This decrease is primarily due to lower activity levels in Capital Markets in second quarter 2004 and approximately $3 million of expense in 2003 resulting from severance.
    All other expense decreased 26 percent to $75.1 million in 2004 from $101.3 million in 2003. All other expense was favorably impacted by lower legal and professional fees and by a reduction in contract employment expense primarily associated with lower volumes in mortgage banking. Also impacting the decline was a discretionary contribution of $9.8 million made in second quarter 2003 to the First Horizon Foundation, a non-profit entity dedicated to supporting charitable causes in the communities where FHN does business.

    Provision for Loan Losses / Asset Quality

    The provision for loan losses decreased 55 percent to $12.3 million in 2004 compared to $27.5 million in 2003. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. The improvement in second quarter 2004's provision is related to the positive shift in the mix of the loan portfolio and specific allocations related to large commercial credits. The risk profile of the retail loan portfolio improved as the mix shifted to a greater concentration of high credit score products. Also impacting the risk profile of this portfolio was the transfer of certain higher risk residential mortgage loans to held for sale in 2003. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of watch and classified loans. Net charge-offs decreased to $11.0 million in second quarter 2004 compared to $12.9 million in second quarter 2003. Net charge-offs were impacted by improvement in the consumer loan portfolios. Nonperforming loans in the loans portfolio were $45.5 million on June 30, 2004, compared to $59.4 million on June 30, 2003. (See the table on A-5 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-6 for asset quality ratios).

    Income Taxes

    The effective tax rate was 30.2 percent for second quarter 2004 compared to 31.0 percent for the same period in 2003, but down from
33.7 percent in first quarter 2004. The effective tax rates in both second quarter periods reflect the favorable settlement of prior years' tax returns.

    AVERAGE BALANCE SHEET

    Total average assets increased 9 percent to $27.3 billion for second quarter 2004. Total loans increased 20 percent to $14.8 billion as retail loans increased 31 percent and commercial loans grew 9 percent. Loans held for sale decreased 9 percent to $4.7 billion. Interest-bearing core deposits increased 4 percent to $6.0 billion. Total core deposits decreased 1 percent due to lower mortgage escrow balances, while Retail/Commercial Banking core deposits increased 4 percent. Purchased funds increased 13 percent to $10.8 billion. Average shareholders' equity increased 4 percent in second quarter 2004, as compared to the second quarter of 2003. (See A-8 for additional information on the balance sheet impact of certain transactions and new accounting standards.)

    OUTLOOK

    "Given the current expectations for our operating environment, our earnings per share growth for 2004 should be in line with industry growth of 6 to 8 percent and consistent with FirstCall's consensus outlook," said Chief Financial Officer, Marty Mosby. "As we look out into the future, we believe that First Horizon's strategies should achieve a long-term growth rate which will continue to rank us among the high-performing financial services companies."
    This outlook excludes the $8.4 million impact from the SAB No. 105 one-time accounting change experienced this quarter and is based on assumptions regarding key drivers of FHN's operating environment which include the expectation and level of future interest rates in general and the impact in particular on fixed income sales, loan and deposit growth, refinancing activities, competitive and regulatory pressures as well as other assumptions which are more specifically discussed in the most recently filed 10-K and 10-Q.

    OTHER INFORMATION

    This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
    In compliance with the SEC's regulations concerning fair disclosure, FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.FirstHorizon.com. Management will also host a conference call at 8:15 a.m. Eastern Time on July 21, 2004, to review earnings and performance trends. Domestic callers wishing to participate in the call may dial toll-free starting at 8:00 a.m. Eastern Time July 21, 2004, at 1-888-202-2422. International participants may dial 913-981-5592. The conference will be webcast live through the investor relations section of FHN's website. To access the webcast, visit http://www.shareholder.com/ftb/medialist.cfm. For three weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance provided herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

    GENERAL INFORMATION

    About First Horizon

    The 12,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individual and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands - FTN Financial, First Horizon, and First Tennessee - provide customers with a broad range of products and services including:

    -- Capital Markets, one of the nation's top underwriters of U.S. government agency securities

    -- Mortgage Banking, with one of the nation's top 15 mortgage originators and servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates

    -- Retail/Commercial Banking, with the largest market share in Tennessee and has earned one of the highest customer retention rates of any bank in the country

    FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother, Business Week and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstHorizon.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                        Quarter Ended
                                          June 30
                                  ------------------------
                                                              Growth
 (Thousands)                          2004         2003      Rate (%)
 --------------------------------------------------------------------
 Interest income                  $   277,815  $   266,954    4.1  +
 Less interest expense                 64,209       66,048    2.8 --
 --------------------------------------------------------------------
   Net interest income                213,606      200,906    6.3  +
 Provision for loan losses             12,292       27,501   55.3 --
 --------------------------------------------------------------------
   Net interest income after
    provision for loan losses         201,314      173,405   16.1  +
 Noninterest income:
   Mortgage banking                   122,242      174,441   29.9 --
   Capital markets                    102,195      158,598   35.6 --
   Deposit transactions and cash
    management                         38,234       38,626    1.0 --
   Merchant processing                 19,365       13,860   39.7  +
   Insurance premiums and
    commissions                        14,104       15,185    7.1 --
   Trust services and investment
    management                         11,891       10,825    9.8  +
   Gains on divestitures                1,800            -     NM
   Securities gains/(losses)            3,214         (752)    NM
   Other                               39,254       35,716    9.9  +
 --------------------------------------------------------------------
      Total noninterest income        352,299      446,499   21.1 --
 --------------------------------------------------------------------
      Adjusted gross income after
       provision for loan losses      553,613      619,904   10.7 --
 Noninterest expense:
   Employee compensation,
    incentives and benefits           238,402      279,306    14.6 --
   Occupancy                           21,699       19,789    9.7  +
   Equipment rentals, depreciation,
    and maintenance                    17,573       16,616    5.8  +
   Operations services                 15,944       17,330    8.0 --
   Communications and courier          13,223       12,316    7.4  +
   Amortization of intangible assets    2,191        1,738   26.1  +
   Other                               75,048      101,275   25.9 --
 --------------------------------------------------------------------
    Total noninterest expense         384,080      448,370   14.3 --
 --------------------------------------------------------------------
 Pretax income                        169,533      171,534    1.2 --
   Applicable income taxes             51,149       53,182    3.8 --
 --------------------------------------------------------------------
 Net income                       $   118,384  $   118,352     --
                                  ========================
 --------------------------------------------------------------------
 Diluted earnings per common
  share                           $       .92  $       .90    2.2  +
 Dividends declared per common
  share                           $       .40  $       .30

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                1.75%        1.89%
 Return on average shareholders'
  equity                                 25.5         26.5
 --------------------------------------------------------------------

                                  A-1

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

 --------------------------------------------------------------------
                                        Year-to-date
                                           June 30
                                  ------------------------
                                                             Growth
 (Thousands)                          2004         2003     Rate (%)
 ---------------------------------------------------------------------
 Interest income                  $   531,830  $   522,750    1.7  +
 Less interest expense                122,215      127,564    4.2 --
 --------------------------------------------------------------------
  Net interest income                 409,615      395,186    3.7  +
 Provision for loan losses             26,521       54,951   51.7 --
 --------------------------------------------------------------------
  Net interest income after
   provision for loan losses          383,094      340,235   12.6  +
 Noninterest income:
  Mortgage banking                    253,773      370,317   31.5 --
  Capital markets                     220,123      298,273   26.2 --
  Deposit transactions and cash
   management                          72,195       71,402    1.1  +
  Merchant processing                  36,108       26,436   36.6  +
  Insurance premiums and commissions   30,498       29,648    2.9  +
  Trust services and investment
   management                          23,695       22,208    6.7  +
  Gains on divestitures                 3,800            -     NM
  Securities gains/(losses)             4,099       (1,808)    NM
  Other                                78,133       72,201    8.2  +
 --------------------------------------------------------------------
    Total noninterest income          722,424      888,677   18.7 --
 --------------------------------------------------------------------
    Adjusted gross income after
     provision for loan losses      1,105,518    1,228,912   10.0 --
 Noninterest expense:
  Employee compensation, incentives
   and benefits                       476,652      541,146   11.9 --
  Occupancy                            42,662       39,394    8.3  +
  Equipment rentals, depreciation,
   and maintenance                     35,349       33,806    4.6  +
  Operations services                  31,343       35,088   10.7 --
  Communications and courier           25,026       24,294    3.0  +
  Amortization of intangible assets     4,362        3,512   24.2  +
  Other                               140,662      198,494   29.1 --
 --------------------------------------------------------------------
   Total noninterest expense          756,056      875,734   13.7 --
 --------------------------------------------------------------------
 Pretax income                        349,462      353,178    1.1 --
  Applicable income taxes             111,807      115,797    3.4 --
 --------------------------------------------------------------------
 Net income                       $   237,655  $   237,381     .1  +
                                  ===========  ===========
 --------------------------------------------------------------------
 Diluted earnings per common
  share                           $      1.84  $      1.81    1.7  +
 Dividends declared               $       .80  $       .60

 SELECTED FINANCIAL RATIOS:
 -------------------------
 Return on average assets                1.83%        1.98%
 Return on average shareholders'
  equity                                 25.5         27.1
 --------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                                  A-2

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                              (Unaudited)

  -------------------------------------------------------------------
                                       Quarter Ended
                                          June 30
                                  ------------------------
                                                             Growth
 (Thousands)                           2004        2003     Rate (%)
 -------------------------------------------------------------------
 Loans, net of unearned income:
   Commercial:
    Commercial, financial and
     industrial                   $ 4,736,562  $ 4,274,582   10.8  +
    Real estate commercial            965,102    1,091,319   11.6 --
    Real estate construction          796,616      616,385   29.2  +
 --------------------------------------------------------------------
     Total commercial loans         6,498,280    5,982,286    8.6  +
   Retail:
    Real estate residential         7,253,653    5,409,717   34.1  +
    Real estate construction          619,141      396,412   56.2  +
    Other retail                      188,705      265,311   28.9 --
    Credit card receivables           258,362      260,560     .8 --
 --------------------------------------------------------------------
    Total retail loans              8,319,861    6,332,000   31.4  +
 --------------------------------------------------------------------
     Total loans, net of unearned
      income                       14,818,141   12,314,286   20.3  +
 Investment securities              2,474,597    2,199,188   12.5  +
 REMIC securities (a)                       -      213,349  100.0 --
 Loans held for sale                4,689,674    5,160,628    9.1 --
 Other earning assets               1,658,019    1,676,703    1.1 --
 --------------------------------------------------------------------
    Total earning assets           23,640,431   21,564,154    9.6  +
 Cash and due from banks              718,411      732,895    2.0 --
 Other assets                       2,917,438    2,814,801    3.6  +
 --------------------------------------------------------------------
    Total assets                  $27,276,280  $25,111,850    8.6  +
                                  ========================-----------

 Certificates of deposit under
   $100,000 and other time        $ 1,880,652  $ 1,872,108     .5  +
 Other interest-bearing deposits    4,146,669    3,942,533    5.2  +
 --------------------------------------------------------------------
    Total interest-bearing core
     deposits                       6,027,321    5,814,641    3.7  +
 Demand deposits                    1,623,176    1,807,457   10.2 --
 Other noninterest-bearing
  deposits                          3,090,992    3,195,766    3.3 --
 --------------------------------------------------------------------
    Total core deposits            10,741,489   10,817,864     .7 --
 Certificates of deposit
  $100,000 and more                 6,580,741    4,987,649   31.9  +
 --------------------------------------------------------------------
     Total deposits                17,322,230   15,805,513    9.6  +
 Short-term borrowed funds          4,183,380    4,567,897    8.4 --
 Term borrowings (a)                2,441,962    1,205,718  102.5  +
 Other liabilities                  1,457,324    1,597,315    8.8 --
 Qualifying capital securities
  (a) (b)                                   -      100,000  100.0 --
 Preferred stock of subsidiary (a)        452       44,429   99.0 --
 Shareholders' equity               1,870,932    1,790,978    4.5  +
 --------------------------------------------------------------------
    Total liabilities and
     shareholders' equity         $27,276,280  $25,111,850    8.6  +
                                  ===========  ===========
 --------------------------------------------------------------------
(a) See A-8 for additional information on the impact of certain transactions and new accounting standards.

(b) Guaranteed preferred beneficial interests in FHN's junior subordinated debentures

                                  A-3

                  FIRST HORIZON NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

 -------------------------------------------------------------------
                                          June 30
                                  ------------------------  Growth
 (Thousands)                          2004        2003      Rate (%)
 -------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                    $ 4,868,903  $ 4,473,933    8.8  +
   Real estate commercial             960,026    1,007,811    4.7 --
   Real estate construction           853,099      638,664   33.6  +
 -------------------------------------------------------------------
    Total commercial loans          6,682,028    6,120,408    9.2  +
  Retail:
   Real estate residential          7,524,369    5,678,988   32.5  +
   Real estate construction           672,802      433,766   55.1  +
   Consumer                           183,476      270,077   32.1 --
   Credit card receivables            238,792      263,650    9.4 --
 -------------------------------------------------------------------
    Total retail loans              8,619,439    6,646,481   29.7  +
 -------------------------------------------------------------------
    Total loans, net of unearned
     income                        15,301,467   12,766,889   19.9  +
 Investment securities              2,410,814    2,271,527    6.1  +
 REMIC securities (a)                       -      189,657  100.0 --
 Loans held for sale                3,446,442    5,851,079   41.1 --
 Other earning assets               1,708,026    1,167,073   46.4  +
 -------------------------------------------------------------------
    Total earning assets           22,866,749   22,246,225    2.8  +
 Cash and due from banks              834,549      922,268    9.5 --
 Other assets                       3,588,401    4,770,741   24.8 --
 -------------------------------------------------------------------
    Total assets                  $27,289,699  $27,939,234    2.3 --
                                  ========================

 Certificates of deposit under
  $100,000 and other time         $ 1,962,522  $ 1,847,687    6.2  +
 Other interest-bearing deposits    4,086,146    3,936,820    3.8  +
 -------------------------------------------------------------------
    Total interest-bearing core
     deposits                       6,048,668    5,784,507    4.6  +
 Demand deposits                    2,070,281    2,357,532   12.2 --
 Other noninterest-bearing deposits 2,484,075    3,417,696   27.3 --
 -------------------------------------------------------------------
    Total core deposits            10,603,024   11,559,735    8.3 --
 Certificates of deposit $100,000
  and  more                         4,989,021    3,933,071   26.8  +
 -------------------------------------------------------------------
      Total deposits               15,592,045   15,492,806     .6  +
 Short-term borrowed funds          4,871,922    4,923,608    1.0 --
 Term borrowings (a)                2,381,297    1,584,789   50.3  +
 Other liabilities                  2,523,304    3,999,825   36.9 --
 Qualifying capital securities
  (a) (b)                                   -      100,000  100.0 --
 Preferred stock of subsidiary (a)        454       44,442   99.0 --
 Shareholders' equity               1,920,677    1,793,764    7.1  +
 -------------------------------------------------------------------
    Total liabilities and
     shareholders' equity         $27,289,699  $27,939,234    2.3 --
                                  ========================

 -------------------------------------------------------------------
(a) See A-8 for additional information on the impact of certain transactions and new accounting standards.

(b) Guaranteed preferred beneficial interests in FHN's junior subordinated debentures

                                  A-4

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)               2Q04     1Q04     4Q03     3Q03     2Q03
 ---------------------------------------------------------------------
 ALLOWANCE FOR LOAN
  LOSSES:
    Beginning Reserve    $160,685 $160,333 $161,401 $159,080 $144,484
    Provision              12,292   14,229   15,392   16,355   27,501
    Loans transferred to
     held for sale         (1,239)  (2,087)       -        -        -
    Divestiture                 -        -   (2,652)       -        -
    Charge-offs           (14,305) (16,085) (17,279) (17,913) (16,383)
    Recoveries              3,324    4,295    3,471    3,879    3,478
 ---------------------------------------------------------------------
      Ending Balance     $160,757 $160,685 $160,333 $161,401 $159,080
 ------------------------=============================================
 Reserve for off-balance
  sheet commitments      $  7,883 $  7,001 $  7,804 $  6,997 $  7,536
 Total of allowance for
  loan losses and reserve
  for off-balance sheet
  commitments            $168,640 $167,686 $168,137 $168,398 $166,616
 ---------------------------------------------------------------------
 NONPERFORMING ASSETS:
 Lending Activities:
    Nonperforming loans  $ 44,863 $ 37,707 $ 42,488 $ 47,102 $ 57,324
    Foreclosed real
     estate                22,739   20,116   14,224   13,029    8,000
    Other assets                -      336      336      365       52
 ---------------------------------------------------------------------
 Total Lending Activities  67,602   58,159   57,048   60,496   65,376
 ---------------------------------------------------------------------
 Mortgage Production
  Activities:
    Nonperforming loans -
     held for sale         11,271    9,157    8,754   11,658    7,245
    Nonperforming loans -
     loan portfolio           655      383      542    1,037    2,026
    Foreclosed real
     estate                10,511    9,761    9,851   10,960    8,414
 ---------------------------------------------------------------------
 Total Mortgage
  Production Activities    22,437   19,301   19,147   23,655   17,685
 ---------------------------------------------------------------------
    Total nonperforming
     assets              $ 90,039 $ 77,460 $ 76,195 $ 84,151 $ 83,061
                         =============================================

 Loans and leases past
  due 90 days or more    $ 25,516 $ 31,167 $ 27,240 $ 28,459 $ 32,208
 Period end loans, net of
  unearned (millions)    $ 15,301 $ 14,212 $ 13,990 $ 13,349 $ 12,767
 Insured loans                620      632      863      718      814
 ---------------------------------------------------------------------
 Loans excluding insured
  loans                  $ 14,681 $ 13,580 $ 13,127 $ 12,631 $ 11,953
                         =============================================

 Off-balance sheet
  commitments (a)        $  5,607 $  5,294 $  5,464 $  4,639 $  4,372
 ---------------------------------------------------------------------
(a) Amount of off-balance sheet commitments for which a reserve has been provided.
Lending activities include all activities associated with the loan portfolio. Mortgage production includes activities associated with the mortgage warehouse.

                                  A-5

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)                         2Q04  1Q04   4Q03   3Q03   2Q03
 ---------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming loans ratio (a)        .30%   .27%   .31%   .36%   .46%
 Nonperforming assets ratio (b)       .51    .48    .48    .54    .59
 Allowance to total loans            1.05   1.13   1.15   1.21   1.25
 Allowance to loans excluding
  insured loans                      1.10   1.18   1.22   1.28   1.33
 Allowance to nonperforming
  loans (c)                        353.17 421.86 372.61 335.28 268.04
 Allowance to nonperforming
  assets (d)                       204.09 235.25 237.74 222.64 209.82
 Net charge-off ratio (e)             .30    .34    .40    .43    .42

 LENDING ACTIVITIES:
 Nonperforming loans ratio (a)        .30%   .28%   .32%   .37%   .46%
 Nonperforming assets ratio (b)       .46    .42    .42    .47    .53
 Allowance to total loans            1.07   1.16   1.17   1.24   1.27
 Allowance to nonperforming loans  352.94 419.58 371.24 337.55 274.27
 Allowance to nonperforming assets 234.23 272.03 276.49 262.81 240.49
 Net charge-off ratio (e)             .31    .35    .41    .44    .42

 MORTGAGE PRODUCTION
   ACTIVITIES:
 Nonperforming assets ratio (f)       .03%   .03%   .03%   .03%   .03%
 ---------------------------------------------------------------------

(a) Ratio is nonperforming loans in the loan portfolio to total loans

(b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets

(c) Ratio is allowance to nonperforming loans in the loan portfolio

(d) Ratio is allowance to nonperforming assets in the loan portfolio

(e) Ratio is net charge-offs to average total loans

(f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                                  A-6

                 FIRST TENNESSEE NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)            2Q04     1Q04      4Q03      3Q03      2Q03
 ---------------------------------------------------------------------
 RETAIL/COMMERCIAL BANKING
 Total Revenues      $288,841  $274,084  $288,886  $259,204  $252,582
 Loan Loss Provision   12,310    14,249    15,333    16,319    27,913
 Noninterest Expenses 174,834   170,402   186,280   175,347   178,473
                     -------------------------------------------------
  Pre-Tax Income     $101,697  $ 89,433  $ 87,273  $ 67,538  $ 46,196
 Taxes                 26,903    27,911    31,953    21,420     7,986
                     -------------------------------------------------
  Net Income         $ 74,794  $ 61,522  $ 55,320  $ 46,118  $ 38,210

 MORTGAGE BANKING
 Total Revenues      $167,409  $163,242  $162,840  $217,694  $230,378
 Loan Loss Provision      (18)      (20)       59        36      (412)
 Noninterest Expenses 121,112   101,486    95,020   115,191   127,026
                     ------------------------------------------------
  Pre-Tax Income     $ 46,315  $ 61,776  $ 67,761  $102,467  $103,764
 Taxes                 16,853    22,676    25,870    37,774    38,293
                     -------------------------------------------------
  Net Income         $ 29,462  $ 39,100  $ 41,891  $ 64,693  $ 65,471

 CAPITAL MARKETS
 Total Revenues      $103,004  $119,564  $120,633  $125,120  $162,139
 Noninterest Expenses  77,945    88,806    84,879    90,762   117,324
                     -------------------------------------------------
  Pre-Tax Income     $ 25,059  $ 30,758  $ 35,754  $ 34,358  $ 44,815
 Taxes                  9,455    11,776    13,107    12,906    16,720
                     -------------------------------------------------
  Net Income         $ 15,604  $ 18,982  $ 22,647  $ 21,452  $ 28,095

 CORPORATE
 Total Revenues      $  6,651  $  9,244  $ 10,641  $  4,487  $  2,306
 Noninterest Expenses  10,189    11,282    15,825    28,634    25,547
                     -------------------------------------------------
  Pre-Tax Income     $ (3,538) $  (2038) $ (5,184) $(24,147) $(23,241)
 Taxes                 (2,062)   (1,705)   (2,971)  (10,167)   (9,817)
                     -------------------------------------------------
  Net Income         $  (1,476) $  (333) $ (2,213) $(13,980) $(13,424)

 TOTAL CONSOLIDATED
 Total Revenues      $565,905  $566,134  $583,000  $606,505  $647,405
 Loan Loss Provision   12,292    14,229    15,392    16,355    27,501
 Total Noninterest
  Expenses            384,080   371,976   382,004   409,934   448,370
                     -------------------------------------------------
 Consolidated Pretax
  Income             $169,533  $179,929  $185,604  $180,216  $171,534
 Taxes                 51,149    60,658    67,959    61,933    53,182
                     -------------------------------------------------
  Net Income         $118,384  $119,271  $117,645  $118,283  $118,352
 ---------------------------------------------------------------------
 See page A-8 for discussion of changes to FHN's business segments.

                                  A-7

                  FIRST HORIZON NATIONAL CORPORATION
                           OTHER HIGHLIGHTS
                              (Unaudited)

Balance Sheet:

Effective July 1, 2003, FHN adopted Statement of Financial Accounting Standard (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and classified its mandatorily redeemable preferred stock of subsidiary ($45.1 million on July 1, 2003) as term borrowings. As required by SFAS No. 150 prior periods were not restated.

In prior years, FHN has securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) and retained all of the securitized assets. The retained assets were classified on the Consolidated Statements of Condition in "Securities held to maturity". During fourth quarter 2003, FHN elected to purchase all of the mortgage loans remaining in the REMIC ($136.3 million at repurchase). Subsequent to the repurchase of the mortgage loans, these assets are classified as retail real estate residential loans.

Effective December 31, 2003, FHN adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", and deconsolidated its subsidiary, First Tennessee Capital I (Capital I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FHN. As a result of this deconsolidation the capital securities are no longer included on FHN's balance sheet. However, $103.0 million of junior subordinated debentures issued by FHN to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003.

On December 31, 2003, FHN completed the sale of substantially all of the assets and liabilities of its wholly owned subsidiary, First National Bank of Springdale (FNB) of Springdale, Arkansas to First Security Bank of Searcy, Arkansas. This transaction resulted in a divestiture gain of $12.5 million. Immediately preceding the sale, FNB had investment securities of approximately $125 million, loans of approximately $165 million, deposits of approximately $300 million and equity of approximately $40 million.

Segments:

As previously announced, FHN has adapted its segments to reflect the common activities and operations of aggregated business segments across the various delivery channels. Prior periods have been restated for comparability. The new segments are Retail/Commercial Banking, Mortgage Banking, Capital Markets and Corporate. The Retail/Commercial Banking segment consists of Retail/Commercial Banking, Investments, Insurance, Financial Planning, Trust Services and Asset Management, Credit Card, Cash Management, Transaction Processing and Correspondent Services. Retail/Commercial Banking now includes Equity Lending, and held to maturity mortgage and construction loans originated by First Horizon Home Loans which were previously in the mortgage segment. The Mortgage Banking segment consists of core mortgage banking elements including Originations and Servicing. The Capital Markets segment consists of traditional capital markets trading activities, Equity Research, Investment Banking, and Strategic Alliances. The Corporate segment consists of unallocated corporate expenses, expense on trust preferred and REIT preferred stock, bank owned life insurance, unallocated interest income associated with excess capital, Funds Management and Venture Capital.

                                  A-8


    CONTACT: First Horizon National Corporation
             Media Information:
             Kim Cherry, 901-523-4726
             or
             Investor Relations:
             Mark Yates, 901-523-4068
             www.firsthorizon.com